Exhibit 99.1

INDEX TO FINANCIAL INFORMATION

Unaudited Condensed Consolidated Financial Statements of Concrete Partners Holding, LLC

CONCRETE PARTNERS HOLDING, LLC

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except unit amounts)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$6,276	$6,333
Accounts receivable, net	35,127	33,699
Inventory	9,187	8,723
Other current assets	8,322	5,047

Total current assets	58,912	53,802

Property, plant and equipment:
Property, plant and equipment, at cost	169,953	168,767
Less: accumulated depreciation	(20,447)	(15,930)

Property, plant and equipment, net	149,506	152,837

Goodwill	79,505	79,505
Customer relationships, net	69,247	71,373
Trade name	24,800	24,800
Other noncurrent assets, net	7,363	2,385

Total assets	$389,333	$384,702

Liabilities, Redeemable Mezzanine Equity and Common Unitholder Equity (Deficit)
Current liabilities:
Accounts payable	$15,491	$12,558
Accrued liabilities	27,240	27,080
Current portion of lease liabilities	542	475
Long-term debt, current portion	15,074	13,654

Total current liabilities	58,347	53,767

Long-term lease liability	6,559	1,727
Long-term debt, net	184,053	186,625

Total liabilities	248,959	242,119
Commitments and contingencies (Note 15)
Redeemable mezzanine equity:
Redeemable senior preferred units, 26,000,000 units issued and outstanding (at redemption value)	26,569	26,590
Redeemable preferred units, 115,700,000 units issued and outstanding (at redemption value) at both March 31, 2026 and December 31, 2025	133,843	130,623
Common unitholder equity (deficit), 95,700,000 units issued and outstanding	(20,038)	(14,630)

Total liabilities, redeemable mezzanine equity and common unitholder equity (deficit)	$389,333	$384,702

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CONCRETE PARTNERS HOLDING, LLC

Condensed Consolidated Statement of Operations

(Unaudited)

(in thousands, except unit amounts)

	Three months ended
	March 31, 2026	March 31, 2025
Revenues	$61,829	$37,739
Cost of Goods Sold	42,056	24,365

Gross Profit	19,773	13,374

Operating Expenses:
Selling, general, and administrative expenses(1)	16,624	9,634
Acquisition-related costs	956	—
(Gain) loss on disposal of assets, net	—	80

Total operating expenses	17,580	9,714

Operating income (loss)	2,193	3,660

Other income (expense):
Other income (expense)	74	15
Interest expense, net	(4,015)	(2,608)

Total other income (expense)	(3,941)	(2,593)

Net income (loss)	(1,748)	1,067

Distributions to senior preferred unitholders	(598)	(590)
Accretion of redeemable preferred units to redemption value	(3,220)	(2,462)

Net income (loss) attributable to common unitholders	$(5,566)	$(1,985)

Weighted average common units outstanding	95,700,000	95,700,000

Basic and diluted income (loss) per common units	$(0.06)	$(0.02)

(1)	Includes approximately $0.7 million of affiliated consultant compensation incurred during both the three months ended March 31, 2026 and 2025, respectively; see Note 19 for additional discussion.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CONCRETE PARTNERS HOLDING, LLC.

Condensed Consolidated Statement of Changes in Mezzanine Equity and Common Unitholder Equity

(unaudited)

(in thousands, except unit amounts)

		Mezzanine Equity
	Senior Preferred Units	Senior Preferred ($)	Preferred Units	Preferred ($)	Common Unitholder Equity Units	Common Unitholder Equity (Deficit) ($)
Balance, December 31, 2025	26,000,000	$26,590	115,700,000	$130,623	95,700,000	$(14,630)
Net income (loss)	—	—	—	—	—	(1,748)
Accretion to redemption value	—	577	—	3,220	—	(3,797)
Distributions		(598)	—	—	—	—
Share-based compensation	—	—	—	—	—	137

Balance, March 31, 2026	26,000,000	$26,569	115,700,000	$133,843	95,700,000	$(20,038)

		Mezzanine Equity
	Senior Preferred Units	Senior Preferred ($)	Preferred Units	Preferred ($)	Common Unitholder Equity Units	Common Unitholder Equity (Deficit) ($)
Balance, December 31, 2024	26,000,000	$26,590	95,700,000	$99,832	95,700,000	$(4,021)
Net income	—	—	—	—	—	1,067
Accretion to redemption value	—	577	—	2,462	—	(3,039)
Distributions		(590)	—	—	—	—
Share-based compensation	—	—	—	—	—	129

Balance, March 31, 2025	26,000,000	$26,577	95,700,000	$102,294	95,700,000	$(5,864)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CONCRETE PARTNERS HOLDING, LLC

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Three months ended March 31,
	2026	2025
Cash Flows from Operating Activities:
Net income (loss)	$(1,748)	$1,067
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,650	4,119
(Gain) loss on disposal of assets, net	—	80
Non-cash lease expense	(78)	30
Non-cash share-based compensation	137	129
Non-cash debt issuance cost amortization	147	122
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(1,428)	(2,129)
Inventory	(464)	(203)
Other current assets	869	399
Accounts payable	2,933	1,168
Accrued liabilities	159	(340)

Net cash provided by operating activities	7,177	4,442

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(1,193)	(338)
Proceeds from sales of property, plant and equipment	—	48

Net cash used in investing activities	(1,193)	(290)

Cash Flows from Financing Activities:
Borrowings of debt	4,500	—
Repayment of debt	(5,799)	(5,825)
Payment of deferred financing costs	(4,144)	—
Distributions	(598)	(590)

Net cash provided by (used in) financing activities	(6,041)	(6,415)

Net change in cash and cash equivalents	(57)	(2,263)
Beginning cash and cash equivalents	6,333	8,410

Ending cash and cash equivalents	$6,276	$6,147

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. General

Organization

Concrete Partners Holding, LLC (the “Company,” or “Concrete Holdings”) was formed in May 2024 as a Delaware limited liability company to serve as a holding company. The Company subsequently formed Concrete Partners, LLC (“Concrete Partners”) and its wholly owned subsidiary, Eagle Concrete Holdings, LLC (“Eagle Holdings”). Through Eagle Holdings, the Company wholly owns Eagle Redi-Mix Concrete, LLC (“Eagle”) and Ram Transportation, LLC (“Ram”), which are Oklahoma limited liability companies primarily engaged in the production and delivery of ready-mix concrete and related materials.

On July 29, 2024 (the “Concrete Closing Date”), the Company acquired 100% of the membership interests in Eagle and Ram from their previous equity holders (the “Concrete Acquisition”). Following the acquisition, the Company operates an integrated ready-mix concrete platform serving infrastructure, commercial, and residential construction projects throughout Oklahoma and Arkansas.

On October 17, 2025 (the “Thunder Closing Date”), Eagle, a subsidiary of the Company, acquired substantially all of the assets of SRM, Inc., an Oklahoma corporation, SRM Leasing, LLC, an Oklahoma limited liability company, and Schwarz Sand, LLC, which are primarily engaged in the production and delivery of ready-mix concrete and related materials.

Note 2. Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The unaudited condensed consolidated financial statements were derived from the historical accounting records of the Company and reflect the historical financial position, results of operations and cash flows for the periods described herein. The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All material intercompany transactions and account balances have been eliminated in the consolidation of accounts.

The unaudited condensed consolidated financial statements have not been audited by the Company’s independent registered public accounting firm, except that the consolidated balance sheet as of December 31, 2025 is derived from the Company’s audited consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial statements reflect all necessary adjustments to present fairly the Company’s interim financial position, results of operations and cash flows. All adjustments are of a recurring nature unless otherwise disclosed herein.

Certain disclosures have been condensed or omitted from the unaudited condensed consolidated financial statements. Accordingly, the unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes for the fiscal year ended December 31, 2025. All amounts, dollars and percentages presented in these unaudited condensed consolidated financial statements and the related notes are rounded and, therefore, approximate.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by the Company include the fair value of consideration transferred, assets acquired, and liabilities assumed in business combinations, the estimated useful lives of property, plant and equipment, intangible assets, and the valuation of share-based compensation awards. Actual results may differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash in bank accounts and highly liquid investments with original maturities of three months or less. The Company’s total cash balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per bank per depositor. The Company may hold balances in excess of federally insured limits but monitors the creditworthiness of its financial institutions. As of March 31, 2026 and December 31, 2025, the Company had no restricted cash balances.

Accounts Receivable

Accounts receivable represent customer obligations due under normal trade terms and are recorded at the invoiced amount, net of an allowance for expected credit losses. Accounts receivable originating in the normal course of business are recorded at cost. Accounts receivable acquired in a business combination are recorded at fair value at the acquisition date, which approximates their net book value due to the short-term nature of the balances.

The Company sells ready-mix concrete and concrete products to various customers. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral. The allowance for expected credit losses is estimated based on the length of time receivables are past due, prior loss history, current and expected economic conditions, trends in the construction industry, and the customer’s ability to pay. The Company also considers individual credit risk profiles and writes off specific receivables once they are deemed uncollectible. Payments subsequently received on accounts previously written off are credited back to the allowance. Additions to the allowance are recorded as bad debt expense.

The opening and closing balances of accounts receivable were approximately $33.7 million and $35.1 million, respectively, for the three months ended March 31, 2026, and $19.8 million and $21.9 million, respectively, for the three months ended March 31, 2025.

As of March 31, 2026 and December 31, 2025, the allowance for expected credit losses was approximately $61,400. Accounts receivable are presented on the Condensed Consolidated Balance Sheets net of this allowance.

The Company believes it is not exposed to significant overall credit risk. No single customer accounted for more than 10% of accounts receivable as of both March 31, 2026 and December 31, 2025. The Company monitors credit risk through ongoing credit evaluations and reviews of customer payment history, financial strength and industry position.

Inventory

Inventories consist primarily of raw materials such as cement, sand, gravel, admixes and other components used in the production of ready-mix concrete, as well as supplies for maintaining the Company’s plant facilities and equipment. Inventory is valued at the lower of cost or net realizable value, with cost determined using either the first-in, first-out or average cost method. Inventory is evaluated for obsolescence or damage, and any items identified as unusable are written off as an expense in the period identified.

Property, Plant and Equipment, net

Property, plant and equipment are initially recorded at cost or, if acquired in connection with a business combination, at fair value, and depreciated on a straight-line basis over their estimated useful lives. Expenditures for additions and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Repair and maintenance costs that do not substantially expand productive capacity or extend the life of property, plant and equipment are expensed as incurred. Leasehold improvements for operating leases are amortized over the lesser of the term of the related lease or the estimated lives of the improvements.

Upon disposal of an asset, the cost and related accumulated depreciation are removed from the Company’s accounts and any gain or loss is included in (Gain) loss on disposal of assets, net on the Condensed Consolidated Statements of Operations.

The estimated useful lives of the Company’s property, plant and equipment is as follows:

Asset Category	Estimated Useful Life
Land	Not Depreciated
Buildings	30 years
Plant and Equipment	7-10 years
Vehicles	5 years
Office Equipment and Software	5-7 years

Intangible Assets – Customer Relationships

The Company’s intangible assets consist of customer relationships and trade names acquired in business combinations. The Company amortizes customer relationships over their estimated useful lives ranging from 8 to 10 years, using the straight-line method. See Note 4 for additional discussion of the Company’s intangible assets.

Impairment of Long-Lived Assets

The Company’s long-lived assets (property, plant and equipment and amortizable intangible assets) are tested for impairment whenever events or changes in business circumstances indicate that the carrying amount of the asset may not be fully recoverable. A long-lived asset group is considered impaired when the anticipated undiscounted future cash flows from the use and eventual disposition of the asset group is less than its carrying value. If the carrying value is not recoverable, an impairment loss is measured as the excess of the asset’s carrying value over its estimated fair value. No impairments of long-lived assets were recorded during the three months ended March 31, 2026 and March 31, 2025.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the excess of consideration over the fair value of net assets acquired and is not amortized. Goodwill is tested annually for impairment or more frequently if events or changes in circumstances indicate that an interim impairment test is required. Trade names with indefinite lives are also subject to annual impairment testing, or more frequent testing if facts and circumstances indicate that an interim test is necessary. The Company performed annual testing at December 31, 2025. No impairments of goodwill and indefinite-lived intangible assets were recorded during the three months ended March 31, 2026 and March 31, 2025. See Note 4 for additional discussion of the Company’s goodwill and indefinite-lived intangible assets.

Revenue from Contracts with Customers

The Company earns revenue primarily from the sale of concrete, with most revenue generated from orders under master purchase agreements or through direct sales to third-party contractors and suppliers. Each contract typically includes a single performance obligation: the delivery of ready-mix concrete to the customer’s job site. Control transfers and revenue is recognized at a point in time upon delivery, which is when the customer becomes obligated to pay. The Company invoices customers at the time of delivery, and payment terms are generally 30 days.

The Company may earn additional revenue from fuel surcharges, waiting time charges, extra stops and other services. These items are considered variable consideration and are recognized at the point in time the underlying performance obligation is satisfied — typically at the time of delivery — as the variability is resolved at that time. These charges do not represent distinct performance obligations from the delivery of ready-mix concrete.

The Company does not offer rights of return or refund to its customers. The Company had no contract assets, contract liabilities, or remaining performance obligations as of the balance sheet dates presented.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. Fair value is based upon assumptions that market participants would use when pricing an asset or liability. The Company uses the following fair value hierarchy, which prioritizes valuation technique inputs used to measure fair value into three broad levels:

•	Level 1: Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date.

•

Level 2: Inputs (other than quoted prices included within Level 1) that are either directly or indirectly observable for the asset or liability, including (i) quoted prices for similar assets or liabilities in active markets, (ii) quoted prices for identical or similar assets or liabilities in inactive markets, (iii) inputs other than quoted prices that are observable for the asset or liability, and (iv) inputs that are derived from observable market data by correlation or other means.

•	Level 3: Unobservable inputs for the asset or liability including situations where there is little, if any, market activity for the asset or liability.

The fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall into different levels of the fair value hierarchy. The lowest level input that is significant to a fair value measurement determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to a fair value measurement requires judgment, considering factors specific to the asset or liability.

The carrying value of the Company’s long-term debt approximates fair value. The carrying value of the Company’s current assets and current liabilities, including accounts receivable, inventory, accounts payable, and accrued liabilities, approximates fair value due to their short-term maturities.

Redeemable Senior Preferred and Preferred Units (Mezzanine Equity)

The Company classifies certain equity instruments as mezzanine equity on the Condensed Consolidated Balance Sheets when such instruments contain redemption features that are not solely within the control of the Company or its subsidiaries. As of March 31, 2026 and December 31, 2025, the Company presented its senior preferred units and preferred units as mezzanine equity in the Condensed Consolidated Balance Sheets.

Redeemable equity securities are initially recognized at their fair value on the issuance date. Because both the senior preferred units and the preferred units are currently redeemable, they are remeasured to their maximum redemption value at each reporting date.

The Company evaluates mezzanine equity instruments at each reporting period to determine if reclassification to permanent equity or liability treatment is required.

Right of Use Assets and Lease Liabilities

At the inception of a contractual arrangement, the Company determines whether a contract contains a lease by assessing whether the contract conveys to the Company the right to control the use of an identified asset in exchange for consideration over a period of time. Leases are accounted for by recognizing right-of-use assets and lease liabilities at the lease commencement date.

The Company measures and records an operating lease liability equal to the present value of the future lease payments. The present value is calculated using the Company’s incremental borrowing rate, unless the rate implicit in the lease is readily determinable.

The amount of the operating lease right-of-use asset consists of: (i) the amount of the initial measurement of the operating lease liability, (ii) any lease payments made at or before the commencement date, minus any lease incentives received, and (iii) any initial direct costs incurred. The present value calculation may account for an option to extend or terminate the lease when it is reasonably certain that the Company will exercise the option. A portion of the Company’s lease contracts contain the option to extend or renew. The Company assesses these options for individual leases in determining the initial measurement of the operating lease liability.

The Company has elected not to apply the recognition requirements of ASC 842 to short-term leases (an initial term of 12 months or less at the commencement date). The Company recognizes lease expense in the statements of operations on a straight-line basis over the lease term.

Debt Issuance Costs

Costs associated with revolving loans are capitalized and amortized over the life of the arrangement on a straight-line basis. Unamortized debt issuance costs for revolving loans are reflected as a component of Other noncurrent assets, net in the Condensed Consolidated Balance Sheets. Costs associated with term loans are capitalized and amortized over the life of the term loan using the effective interest method. Unamortized debt issuance costs for term loans are reflected as a reduction of Long-term debt, net in the Condensed Consolidated Balance Sheets. The amortization of all debt issuance costs is reflected as a component of Interest expense, net in the Condensed Consolidated Statements of Operations.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting in accordance with ASC 805, Business Combinations (“ASC 805”), which requires the Company to recognize the identifiable tangible and intangible assets acquired and liabilities assumed at their estimated fair values as of the acquisition date, other than leases and contract assets and liabilities acquired in connection with business combinations. The excess of the purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

Determining the fair values of assets acquired and liabilities assumed requires judgment and often involves the use of significant estimates and assumptions. The Company engages third-party appraisal firms when appropriate to assist in the fair value determination of assets acquired and liabilities assumed. Acquisition-related expenses and transaction costs associated with business combinations are expensed as incurred.

Income Taxes

The Company is organized as a limited liability company and taxed as a partnership for federal income tax purposes. As a result, income or loss are taxable or deductible to the members rather than at the Company level. Accordingly, no provision has been made for federal income taxes in the accompanying condensed consolidated financial statements. In certain instances, the Company may be subject to state taxes on income arising in or derived from the state tax jurisdictions in which it operates.

Uncertain income tax positions are evaluated in a two-step process. The Company first determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more likely than not threshold, the uncertain tax position is then measured to determine the amount of expense to record in the condensed consolidated financial statements. The tax expense recorded would be equal to the largest amount of expense related to the outcome that is 50% or greater likely to occur. The Company classifies any potential accrued interest recognized on an underpayment of income taxes as interest expense and classifies any statutory penalties recognized on a tax position taken as operating expense. As of March 31, 2026 and December 31, 2025, the Company had no material uncertain tax positions that would require recognition or disclosure.

The Company did not incur any penalties or interest related to its state tax returns during the three months ended March 31, 2026, and March 31, 2025.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Liabilities for environmental remediation or restoration claims resulting from allegations of improper operation of assets are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

Share-Based Compensation

The Company accounts for share-based compensation under the fair value method of accounting. Compensation cost is measured at the grant date for equity-classified awards and is recognized over the service period, which is generally the vesting period. The Company recognizes compensation cost on a straight-line basis over the requisite service period for each award. To calculate fair value, the Company uses an option pricing model based on the value of its common units on a fully diluted basis. As of March 31, 2026 and March 31, 2025, all awards outstanding were equity-classified. Share-based compensation cost for all types of awards is included in Selling, general, and administrative expenses in the Condensed Consolidated Statement of Operations.

Note 3. Acquisitions

Thunder Acquisition

On October 17, 2025, Eagle, entered into an equity and asset purchase and contribution agreement (the “Equity and Asset Purchase and Contribution Agreement”) with SRM, Inc., an Oklahoma corporation (“Schwarz Ready Mix”), SRM Leasing, LLC, an Oklahoma limited liability company (“Schwarz Leasing”), Schwarz Sand, LLC an Oklahoma limited liability company (“Schwarz Sand,” and together with Schwarz Ready Mix and Schwarz Leasing, the “Schwarz Entities”), the equity holders of Schwarz Ready Mix and Schwarz Leasing, the equity holders of Schwarz Sand, certain other transaction beneficiaries, and Schwarz Ready Mix, in its capacity as a representative of the selling parties.

Pursuant to the Equity and Asset Purchase and Contribution Agreement, Eagle acquired substantially all of the assets of Schwarz Ready Mix and Schwarz Leasing and all of the issued and outstanding equity interests of Schwarz Sand (collectively, the “Thunder Acquisition”). The aggregate purchase price included $97.0 million in cash consideration ($74.3 million paid at closing and $22.7 million deferred until June 30, 2026) and 20,000,000 Company Preferred Units issued to the sellers as rollover equity.

The Thunder Acquisition was accounted for as a business combination. The Company, through its wholly owned subsidiary Eagle, is the accounting acquirer, as it obtained control of the Schwarz Entities. The assets acquired and liabilities assumed are recorded at their respective fair values as of the Thunder Closing Date. In connection with the Thunder Acquisition, the Company expensed approximately $5.1 million of transaction costs during the year ended December 31, 2025, which were recorded within Acquisition-related costs in the Consolidated Statement of Operations for the year ended December 31, 2025. No such costs were incurred during the three months ended March 31, 2025.

In connection with the Thunder Acquisition, the Company engaged a third-party valuation specialist to assist in determining the fair value of acquired intangible and tangible assets as of the acquisition date. The fair value of acquired “Customer Relationships” was estimated using the income approach, specifically the multi-period excess earnings method, which involves projecting net cash flows attributable to the asset and applying contributory asset charges. The fair value of the “Trade Name” was determined using the income approach, specifically the relief-from-royalty method. This method estimates the value of a trade name based on the principle of avoided costs — that is, estimating the benefit of not having to pay a licensing fee to use the name. The valuation reflects the projected royalty savings attributable to the continued use of the acquired trade name. The fair value of “Property, Plant and Equipment” was determined using a combination of the cost approach and market approach, depending on the nature of the underlying assets. The cost approach was applied to assets based on current replacement cost less depreciation, while the market approach was used for equipment types with observable market activity.

No goodwill was recognized in connection with the Thunder Acquisition, as the total consideration transferred approximated the fair value of the identifiable net assets acquired.

For the three months ended March 31, 2026, the Company recognized approximately $18.3 million of revenue and $0.3 million of net income attributable to the Schwarz Entities, which are included in the condensed consolidated statement of operations for the period then ended.

Additionally, the Company recognized approximately $0.5 million of amortization expense related to acquired customer relationships, as discussed in Note 4 “Intangible Assets and Goodwill”. This expense is included within Selling, general, and administrative expenses in the Condensed Consolidated Statement of Operations for the three months ended March 31, 2026.

The purchase price allocation is preliminary and may be adjusted during the measurement period in accordance with ASC 805. Preliminary amounts primarily relate to the valuation of certain property, plant and equipment and identifiable intangible assets.

The consideration transferred and the fair value of the assets acquired and liabilities assumed by the Company were as follows (in thousands):

Consideration (preliminary):
Cash paid at Closing Date	$74,300
Fair value of deferred payment liability	22,226
Fair value of redeemable preferred units	20,000
Closing adjustments	(1,394)

Total consideration	$115,132

Preliminary fair value of assets acquired:
Cash and cash equivalents	$864
Accounts receivable	9,653
Prepaid expenses	206
Inventory	3,594
Property, plant and equipment	82,810
Customer relationships	16,600
Trade name	8,000
Other noncurrent assets	490

Amount attributable to assets acquired	$122,217

Preliminary fair value of liabilities assumed:
Accounts payable	$6,092
Current portion of lease liabilities	161
Accrued liabilities	503
Long-term lease liability	329

Amount attributable to liabilities assumed	$7,085

Total identifiable net assets acquired	$115,132

Fayetteville Acquisition

On May 19, 2025, the Company, through its wholly owned subsidiary Eagle, acquired certain operating assets of a ready-mix facility in the Fayetteville/Greenland, Arkansas area for $5.5 million, funded with cash on hand. The purchase included land, building/plant, and ready-mix equipment. No liabilities were assumed, and no legal entity was acquired. The acquired assets are being depreciated under the Company’s existing useful-life policies beginning on the acquisition date.

Note 4. Intangible Assets and Goodwill

Intangible Assets

The Company’s intangible assets primarily consist of customer relationships and trade names acquired through acquisitions. Customer relationships are amortized on a straight-line basis over their estimated useful lives. Trade names are considered indefinite-lived intangible assets, are not subject to amortization, and are tested for impairment annually, or more frequently if events or circumstances indicate a potential impairment.

The Company’s intangible assets consist of the following at the dates indicated (in thousands):

	March 31, 2026	December 31, 2025
Customer Relationships
Gross carrying amount	$80,900	$80,900
Accumulated amortization(1)	(11,653)	(9,527)

Net Carrying amount	$69,247	$71,373

Trade Names
Gross carrying amount	$24,800	$24,800

(1)

Amortization expense of customer relationships for the three months ended March 31, 2026 and 2025 was $2.1 million and $1.6 million, respectively, and is included within Selling, general, and administrative expenses in the Condensed Consolidated Statement of Operations.

The following table summarizes expected amortization of customer relationships as of March 31, 2026 (in thousands):

Year Ending December 31,
2026	$6,379
2027	8,505
2028	8,505
2029	8,505
2030	8,505
Thereafter	28,848

Total	$69,247

Goodwill

As of March 31, 2026, goodwill totaled $79.5 million, unchanged from December 31, 2025. Goodwill reflects the value of expected synergies from combining operations, the assembled workforce, and opportunities for expansion in the Oklahoma and Northwest Arkansas markets. Goodwill is not amortized but is tested for impairment annually, or more frequently if events or circumstances indicate that an interim impairment test is necessary.

Note 5. Inventories

Inventories consisted of the following at the dates indicated (in thousands):

	March 31, 2026	December 31, 2025
Raw materials	$6,144	$6,260
Parts and supplies	2,462	2,198
Fuel	581	265

Inventory	$9,187	$8,723

Note 6. Other Current Assets

Other current assets consisted of the following at the dates indicated (in thousands):

	March 31, 2026	December 31, 2025
Deferred offering costs	$6,601	$2,733
Prepaid insurance	686	1,477
Other prepaids and deposits	515	406
Other	520	431

Other current assets	$8,322	$5,047

Deferred offering costs associated with business combinations are capitalized and, upon consummation of the applicable transaction, are expected to be recorded as a reduction of additional paid-in capital.

Note 7. Property, Plant and Equipment

Property, plant and equipment consisted of the following at the dates indicated (in thousands):

	March 31, 2026	December 31, 2025
Buildings	$7,300	$6,865
Land	47,242	47,242
Plant and equipment	105,256	104,816
Vehicles	4,594	4,186
Other property and equipment	5,561	5,658

Gross property, plant and equipment	169,953	168,767
Accumulated depreciation	(20,447)	(15,930)

Property, plant and equipment, net	$149,506	$152,837

Depreciation expense is included within Cost of goods sold and Selling, general, and administrative expenses in the Condensed Consolidated Statements of Operations. The following table presents the functional allocation for each period presented (in thousands):

	Three months ended March 31,
	2026	2025
Cost of goods sold	$4,080	$2,257
Selling, general, and administrative expenses	437	252

Total depreciation	$4,517	$2,509

Note 8. Long-Term Debt

The following table presents the outstanding debt and related expenses of the Company (in thousands):

	March 31, 2026	December 31, 2025
Term Loan	$191,750	$194,313
Revolving Loan	2,000	3,000
Equipment Loan	4,618	4,823
Equipment Term Loan	2,469	—

Total debt, including current portion, net	200,837	202,136
Less: long-term debt, current portion	(15,074)	(13,654)

Long-term debt	185,763	188,482
Less: debt issuance costs(1)	(1,710)	(1,857)

Long-term debt, net	$184,053	$186,625

(1)

Unamortized debt issuance costs related to the Revolving Loan was $0.3 million as of both March 31, 2026 and December 31, 2025 are included in Other noncurrent assets, net on the Condensed Consolidated Balance Sheets.

Term Loan

The Company entered into a credit agreement (the “Credit Agreement”) providing for a five-year $130.0 million term loan agreement (the “Initial Term Loan”) on July 29, 2024 and amended the Credit Agreement on October 17, 2025 (“Loan Amendment”) to increase the Initial Term Loan by $75.0 million (as amended, the “Term Loan”). Proceeds from the Initial Term Loan were used to fund the Concrete Acquisition and Proceeds from the Loan Amendment were used to fund the cash portion of the Thunder Acquisition. The Term Loan is secured by a first lien on substantially all personal property assets (“Collateral”) and the Lenders have the right in the future to request liens on any real property with an appraised value in excess of $2.0 million (“Material Real Property”). As of March 31, 2026 and December 31, 2025, the Company had $191.8 million and $194.3 million outstanding on the Term Loan. The Term Loan matures on July 29, 2029, at which time all advances are required to be paid in full. Interest accrues at the Secured Overnight Financing Rate (“SOFR”) plus an applicable margin ranging from 2.75% to 3.50%, which was 7.3% as of both March 31, 2026 and December 31, 2025.

Principal payments are due on the last day of each calendar quarter, as set forth below (in thousands):

December 31, 2025 through June 30, 2026	$2,563
September 30, 2026 through June 30, 2027	$3,844
September 30, 2027 and thereafter	$5,125

Equipment Term Loan

On January 6, 2026, the Company entered into an Equipment Term Loan Credit Agreement (the “Equipment Term Loan”) providing for a $2.5 million term loan to finance the purchase of equipment. Borrowings under the Equipment Term Loan bear interest at a floating base rate, determined as the highest of (i) the federal funds rate plus 0.50%, (ii) the lender’s prime rate, or (iii) Term SOFR plus 1.00%. As of March 31, 2026, the applicable interest rate was 7.0%. As of March 31, 2026, the Company had $2.5 million outstanding on the Equipment Term Loan. The Equipment Term Loan matures on December 31, 2030.

Revolving Loan

On March 31, 2026, the Company entered into the Second Amendment (the “Second Amendment”) to the Credit Agreement. The Second Amendment, among other things, (i) provides consent to the consummation of the De-SPAC transaction and related transactions, including the redemption and conversion of certain equity interests, (ii) permits equity issuances in connection with the transaction, including PIPE financing and other share issuances, (iii) amends and restates the Credit Agreement and (iv) updates certain collateral and organizational provisions in connection with the transaction.

As of March 31, 2026, the Revolving Loan, which matures on July 29, 2029, has a total commitment and borrowing base of $25.0 million, and an outstanding balance of $2.0 million. Balances outstanding under the Revolving Loan bear interest at the SOFR plus an applicable margin ranging from 2.75% to 3.50%, which was 7.3% and 7.4% as of March 31, 2026 and December 31, 2025 respectively. The Revolving Loan is secured by the Collateral, and the Lenders have the right in the future to request liens on Material Real Property. The Revolving Loan includes customary covenants, including a Consolidated Senior Leverage Ratio and Fixed Charge Coverage Ratio, each tested quarterly, all of which the Company was in compliance with for all periods presented. Additionally, the Revolving Loan provides for the issuance of letters of credit. As of March 31, 2026 and December 31, 2025, the Company had $0.5 million letters of credit outstanding under the Revolving Loan. For additional information see Note 21 for discussion changes to the Revolving Loan in connection with consummation of the Company’s De-SPAC transaction that occurred subsequent to March 31, 2026.

Equipment Notes

On December 30, 2025, we entered into an equipment financing facility (“Master Equipment Loan Agreement”) with Eagle, Ram and Concrete Partners as co-borrowers which will provide for equipment to be financed pursuant to terms to be agreed upon and evidenced by promissory notes (“Equipment Notes”) to be entered into in the ordinary course of business on customary market terms. The Equipment Notes will be secured by the financed equipment.

As part of the Master Equipment Loan Agreement, the Company entered into a five-year $4.8 million equipment security note (“Equipment Loan”) on December 30, 2025. Proceeds from the Equipment Loan were used to purchase concrete mixer equipment. As of March 31, 2026 and December 31, 2025, the Company had $4.6 million and $4.8 million, respectively, outstanding on the Equipment Loan. The Equipment Loan bears interest at 6.6% per annum and matures on December 31, 2030.

Amortization of Debt Issuance Costs

Amortization of debt issuance costs was approximately $0.2 million and $0.1 million for the three months ended March 31, 2026 and 2025, respectively and is included in Interest expense, net within the Condensed Consolidated Statement of Operations. As of March 31, 2026, unamortized issuance costs totaled $2.0 million.

Debt Maturities

Debt maturities as of March 31, 2026, excluding debt issuance costs, are as follows (in thousands):

2026	$10,980
2027	18,962
2028	21,585
2029	146,214
2030	3,096

Total	$200,837

Note 9. Redeemable Senior Preferred and Preferred Units (Mezzanine Equity)

Redeemable Senior Preferred Units

On the Concrete Closing Date, the Company issued 26.0 million Senior Preferred Units at an estimated fair value of $26.0 million in connection with the Concrete Acquisition. These units accrue cumulative distributions at an annual rate of 9.0% of unreturned senior preferred contributions, compounding quarterly. The Senior Preferred Units rank senior to the Preferred and Common Units and are redeemable upon certain events, including liquidation or an initial public offering.

The Senior Preferred Units are classified as mezzanine equity in accordance with ASC 480-10-S99-3A, as redemption is effectively controlled by the holders through their control of the Company’s Board. As of March 31, 2026, the Senior Preferred Units were carried at a redemption value of $26.6 million, consistent with the redemption value as of December 31, 2025, after reflecting cumulative accretion of approximately $0.6 million and paid distributions of approximately $0.6 million.

Redeemable Preferred Units

On the Concrete Closing Date, the Company issued 95.7 million Preferred Units with an aggregate estimated fair value of $67.3 million, consisting of 57.9 million units issued for cash and 37.8 million issued as part of the Concrete Acquisition. On the Thunder Closing Date, as a part of the Thunder Acquisition, the Company issued 20.0 million Preferred Units issued to the sellers as rollover equity, with the fair value of the Preferred Units valued at $20.0 million. The Preferred Units accrue cumulative distributions at 10.0% of unreturned preferred contributions, compounding quarterly, and are subordinate to the Senior Preferred Units but senior to the Common Units in liquidation priority.

The Preferred Units are also classified as mezzanine equity. As of March 31, 2026, the Preferred Units were carried at a redemption value of $133.8 million, reflecting cumulative accretion of $3.2 million during the three months ended March 31, 2026, compared to a redemption value of $130.6 million as of December 31, 2025.

There were no changes to the number or terms of the Senior Preferred or Preferred Units during the three months ended March 31, 2026.

Note 10. Common Units

The Common Units rank junior to both the Senior Preferred Units and the Preferred Units with respect to distributions and liquidation preference. No distributions (including liquidating distributions) may be made to Common Unit holders until the Senior Preferred and Preferred Units have been fully redeemed. Thereafter, distributions may be made pro rata to Common Unit holders based on their percentage ownership, subject to the approval of the Board of Directors.

As of December 31, 2025, the Company had 95.7 million Common Units outstanding. There were no changes to the number of Common Units outstanding, or to their rights and privileges, during the three months ended March 31, 2026.

Note 11. Share-Based Compensation

On December 9, 2024, the Company established an equity participation program (the “Plan”) to attract, retain, and incentivize employees. Under the Plan, the Company authorized the issuance of 16,888,235 nonvoting common units (“Incentive Units”). The incentive units vest over a five-year period, with 33% vesting on the third anniversary of the grant date, 33% vesting on the fourth anniversary, and 34% vesting on the fifth anniversary. The Incentive Units are classified as equity awards under ASC 718, Stock Compensation, and are measured at fair value on the grant date, with compensation expense recognized over the requisite service period.

During the three months ended March 31, 2026, the Company granted no incentive units to employees under the Plan. The total number of nonvested Incentive Units outstanding remained unchanged from December 31, 2025 to March 31, 2026 at 17,451,176. The fair value of the units granted were determined based on the Company’s most recent independent valuation as of December 31, 2024. The Company applied a forfeiture rate of zero at the grant date, in line with its policy of recognizing forfeitures as they occur.

Share-based compensation expense recognized was approximately $0.1 million during both the three months ended March 31, 2026 and 2025 and is included in Selling, general, and administrative expenses within the Condensed Consolidated Statement of Operations. As of March 31, 2026, the Company had approximately $2.1 million of unrecognized compensation cost related to the outstanding Incentive Units, which will be recognized over the remaining requisite service periods through 2029 on a straight-line basis.

Note 12. Revenue

The Company generates revenue primarily through the production and delivery of ready-mix concrete. Revenue is recognized at a point in time when control of the product is transferred to the customer, which generally occurs upon delivery to the job site. Revenue from admixture and other ancillary services, which primarily represent additives to enhance the performance of concrete mixes (e.g., cooling services in hot weather), is also recognized at a point in time when the services are provided.

Management monitors revenue by type of construction activity, which reflects differences in demand cycles and pricing dynamics. All revenue is recognized at a point in time upon delivery.

The following table presents revenue by type of construction activity for the periods indicated (in thousands):

	Three months ended March 31,
	2026	2025
Commercial	$26,309	$18,083
Residential	21,117	14,270
Infrastructure	13,125	5,386
Other (1)	1,278	—

Total Revenue	$61,829	$37,739

(1)	Other revenue includes income from various non-core activities that support our concrete revenue streams.

No customer accounted for more than 10% of total revenues during the three months ended March 31, 2026 or March 31, 2025.

Note 13. Accrued Liabilities

Accrued liabilities consisted of the following at the dates indicated (in thousands):

	March 31, 2026	December 31, 2025
Deferred acquisition payments(1)	$22,721	$22,532
Accrued sales tax	2,007	1,396
Accrued payroll and benefits	1,580	661
Other accruals	932	2,491

Accrued liabilities	$27,240	$27,080

(1)	Amounts represent the fair value of deferred acquisition payments at the acquisition date, adjusted for subsequent accretion. See Note 3 for additional information on the Company’s acquisitions.

Note 14. Retirement Savings Plan

The Company has a Retirement Savings Plan (“RSP”), which is a defined contribution plan. The Company matches a portion of employees’ contributions in cash. Participation in the RSP is voluntary and all employees of the Company are eligible to participate.

The Company matches employee contributions at $0.50 per dollar contributed, up to six percent of an employee’s pre-tax earnings, subject to the maximum Internal Revenue Service (“IRS”) limit.

The Company contributed approximately $0.1 million to the RSP for the three months ended March 31, 2026 and 2025. Contributions for all periods were recorded within Selling, general, and administrative expenses in the Condensed Consolidated Statements of Operations.

Note 15. Commitments and Contingencies

The Company is subject to legal proceedings and claims that arise in the normal course of business, including commercial disputes and regulatory compliance matters. While the outcome of such matters cannot be predicted with certainty, the Company does not believe that any such proceedings will have a material effect on its financial condition, results of operations, or cash flows.

The Company’s insurer is providing defense under its liability policy for a legal matter related to a 2021 vehicle accident involving one of its trucks. Based on advice of counsel, management believes an unfavorable outcome is reasonably possible but not probable, and that any potential loss, net of insurance, would not be material to the condensed consolidated financial statements.

The Company is party to a long-term supply agreement requiring the purchase of minimum annual quantities of cement, rock, and sand at market prices through December 31, 2028. The agreement includes a true-up clause for shortfalls, which may be fulfilled in future periods or settled in cash. The Company expects to meet its future obligations in the normal course of business. There were no material changes to the agreement or its terms during the three months ended March 31, 2026. During the three months ended March 31, 2026 and 2025, the Company purchased approximately $8.2 million and $6.0 million, respectively, under the agreement. As of March 31, 2026, the Company cannot reasonably estimate the aggregate future purchase commitment in dollar terms due to variable pricing and volume fluctuations. The Company expects to fulfill its purchase obligations in the normal course of operations.

For the three months ended March 31, 2026, purchases from three vendors individually exceeded 10% of total cost of goods sold and one vendor represented more than 10% of total accounts payable as of that date. These vendors primarily supply cement, aggregates, and other raw materials used in the Company’s ready-mix operations. The loss of any of these key suppliers could adversely impact near-term operations; however, alternative sources of supply are available.

Note 16. Leases

The Company leases certain buildings and equipment under operating lease arrangements. Right-of-use (“ROU”) assets and related lease liabilities are recognized on the Balance Sheet at the lease commencement date based on the present value of future lease payments. The Company uses its incremental borrowing rate at the lease commencement date to calculate the present value of future lease payments, consistent with the requirements of ASC 842. The Company has also elected the short-term lease practical expedient for leases with terms of 12 months or less.

As of March 31, 2026, the Company recognized operating lease ROU assets of approximately $7.0 million and corresponding lease liabilities of $7.1 million. ROU assets are included in Other noncurrent assets, net and lease liabilities are included in Current portion of lease liabilities and Long-term lease liabilities on the Condensed Consolidated Balance Sheet.

Lease expense for both the three months ended March 31, 2026 and 2025, was approximately $0.2 million, including short-term lease costs. Lease expense is primarily included in Selling, general, and administrative expenses, with an immaterial amount included in Cost of goods sold in the Condensed Consolidated Statements of Operations.

During the three months ended March 31, 2026, the Company entered into a new operating lease agreement for a corporate office space, resulting in the recognition of approximately $4.9 million in right-of-use assets and corresponding lease liabilities. The lease has a stated term through 2033.

During the first quarter of 2025, the Company entered into a new operating lease agreement with a related party for corporate office space, resulting in the recognition of approximately $1.5 million in right-of-use assets and corresponding lease liabilities. The lease has a stated term through 2035. See Note 18 for additional discussion of related party activity.

Note 17. Segment Reporting

The Company generates revenue primarily through the production and delivery of ready-mix concrete for use in infrastructure, commercial and residential construction projects in Oklahoma and Northwest Arkansas.

The Company’s Chief Executive Officer has been identified as the chief operating decision maker (“CODM”). Management has determined that the Company operates as one reportable segment—Concrete Sales.

The CODM uses Net income (loss) as the primary measure of profitability. In evaluating results, the CODM also regularly reviews certain significant expense categories, including cost of sales, plant and delivery expenses, and fixed expenses (e.g., G&A, dispatch, depreciation). Cost of sales primarily reflects direct material costs. Plant and delivery expenses reflect labor, fuel, and maintenance associated with production and delivery activities. Fixed expenses include overhead and other indirect costs allocated to operations. Cost of sales is a subset of Cost of goods sold, while plant and delivery expenses and fixed expenses are internal categories that include amounts classified within both Cost of goods sold and Selling, general, and administrative expenses in the Condensed Consolidated Statements of Operations. Segment assets are not regularly reviewed by the CODM. As the Company has one reportable segment, total segment assets are equivalent to consolidated total assets as presented in the accompanying Condensed Consolidated Balance Sheets.

The table below presents consolidated revenue, the significant expense categories reviewed by the CODM, and Net income (loss) for the periods presented (in thousands):

	Three months ended March 31,
	2026	2025
Revenue	$61,829	$37,739
Less:
Cost of sales	(28,624)	(16,644)
Plant and delivery expenses	(13,705)	(7,594)
Fixed expenses	(14,722)	(9,691)
Corporate and unallocated(1)	(6,526)	(2,743)

Net income (loss)	$(1,748)	$1,067

(1)

Corporate and unallocated reflects holding company and financing activity. For the three months ended March 31, 2026, it included approximately $3.9 million of interest expense, $0.1 million of share-based compensation expense, approximately $0.7 million of transaction costs and approximately $1.8 million related to professional service fees and other general corporate and financing-related expenses incurred during the period. For the three months ended March 31, 2025, it included approximately $2.6 million of interest expense, $0.1 million of share-based compensation expense.

Note 18. Supplemental Cash Flow Information

The following table provides certain supplemental cash flow information for the periods indicated (in thousands):

	Three months ended March 31,
	2026	2025
Supplemental Disclosure of Cash Flow Information:
Interest paid	$3,679	$2,445
Supplemental Disclosure of Non-Cash Information:
Right-of-use assets obtained in exchange for operating lease liabilities(1)	$5,054	$1,478

(1)	See Note 16 for additional discussion of the Company’s leases.

Note 19. Related Party Transactions

The Company leases its Northwest Arkansas office from an entity partially owned by one of its executive officers. This lease is classified as an operating lease and is considered to be at market terms. During the three months ended March 31, 2026 and 2025, the Company recognized approximately $26,000 and $25,000, respectively, in lease expense related to this arrangement. The related lease liability as of March 31, 2026 and December 31, 2025, was approximately $132,000 and $154,000, respectively. Additionally, the Company recognized no revenue from transactions with the same related party during the three months ended March 31, 2026 and approximately $63,000 during the three months ended March 31, 2025.

On March 1, 2025, the Company entered into a new lease agreement with this related party for expanded office space. In connection with the lease commencement, the Company recognized approximately $1.5 million in operating lease right-of-use assets and corresponding lease liabilities on the Condensed Consolidated Balance Sheet. As of March 31, 2026, the Company had $1.4 million in operating lease-right-of-use assets and corresponding lease liabilities remaining and recorded approximately $54,000 of lease expense related to this arrangement. As of December 31, 2025, the Company had $1.4 million in operating lease right-of-use assets and corresponding lease liabilities remaining and during the three months ended March 31, 2025 recorded approximately $18,000 of lease expense related to this arrangement.

During the three months ended March 31, 2026, the Company provided concrete services to an entity that is partially owned by certain investors. The entity became a related party in connection with the Thunder Acquisition on October 17, 2025. The Company recognized approximately $0.7 million of revenue from this customer during the three months ended March 31, 2026 and had no revenue from this customer during the three months ended March 31, 2025.

In connection with the Concrete Acquisition, the Company entered into a single management and consulting agreement with an affiliate. Under the agreement, recurring compensation is payable quarterly and equal to one-fourth of 5.0% of trailing twelve-month EBITDA, subject to an annual cap of $3.2 million for strategic, financial, and operational advisory services to support the Company’s board and management team on matters such as acquisitions, financing, contract negotiations, and growth initiatives. The Company also reimburses, at cost, any third-party diligence and advisory costs that are initially funded by the affiliate on the Company’s behalf. In addition, for each completed add-on acquisition, the Company pays a contingent diligence and integration fee equal to 2.0 % of the acquired enterprise value in consideration for the affiliate’s time and effort involved in transaction execution and post-closing integration activities.

During both the three months ended March 31, 2026 and 2025, the Company incurred approximately $0.7 million in consultant compensation, recorded in Selling, general, and administrative expenses in the Condensed Consolidated Statement of Operations.

Note 20. Earnings Per Unit

Basic and diluted earnings per unit (“EPU”) is calculated for the Company’s Common Units. The Incentive Units are the only potentially dilutive security in our current capital structure. The Incentive Units were evaluated under the treasury stock method for potentially dilutive effects. The Incentive Units were determined to be anti-dilutive for the three months ended March 31, 2026 and 2025, as the Company had a net loss available to common unitholders for these periods. Because the Incentive Units are the only potentially dilutive security, basic and diluted EPU will be identical.

The following table presents the computation of basic and diluted EPU attributable to the Company’s Common Units for the three months ended March 31, 2026 and 2025:

	Three months ended March 31,
(in thousands, except for unit and per unit amounts)	2026	2025
Numerator
Net income (loss)	$(1,748)	$1,067
Less: distributions to senior preferred unitholders	(598)	(590)
Less: accretion of redeemable preferred units to Redemption value	(3,220)	(2,462)

Basic and Diluted Net income (loss) attributable to Common Units	$(5,566)	(1,985)

Denominator

Basic and Diluted weighted average units outstanding	95,700,000	95,700,000

Basic and Diluted net income (loss) per Common Unit	$(0.06)	$(0.02)

Note 21. Subsequent Events

On October 9, 2025, the Company entered into a Business Combination Agreement with Haymaker Acquisition Corp. 4 (“Haymaker”). The transaction closed on April 8, 2026, following approval by Haymaker shareholders, resulting in the Company becoming a wholly owned subsidiary of Suncrete, Inc. (“Suncrete”), and Suncrete becoming a publicly traded company with its shares listed on The Nasdaq Global Market under the ticker “RMIX.”

The Business Combination generated approximately $226.0 million in gross proceeds from funds held in trust and a concurrent PIPE financing, after giving effect to redemptions and prepaid forward agreement payments but before warrant redemptions and transaction expenses.

The transaction will be accounted for as a reverse recapitalization, with the Company identified as the accounting acquirer and no goodwill or other intangible assets recorded.

In connection with the Business Combination, the Company’s historical mezzanine equity structure was eliminated. Immediately following the Initial Merger, Suncrete issued an aggregate of 26,000 shares of its Series A Perpetual Convertible Preferred Stock, which was initially convertible into an aggregate of approximately 1.4 million shares of Class A common stock of Suncrete, in exchange for all of the outstanding Senior Preferred Units of the Company. Holders of the Company’s Preferred Units and certain common equity holders also received shares of Class A and Class B common stock of Suncrete in connection with the transaction, including approximately 18.4 million shares of Class B common stock issued to members of Concrete Partners Holding, LLC and 2.5 million shares of Class B common stock issued to Dothan Independent. These transactions significantly modified the Company’s capital structure and will impact earnings per unit presentation in future reporting periods.

Deferred offering costs associated with the Business Combination and related financing transactions are capitalized and, upon consummation of the applicable transaction, are recorded as a reduction of additional paid-in capital. Transaction costs associated with acquisitions are expensed as incurred in accordance with ASC 805.

On April 7, 2026, the Company entered into a Limited Consent and Third Amendment (the “Third Amendment”) to its Credit Agreement with its lenders and administrative agent. The Third Amendment, among other things, (i) provided lender consent for the consummation of the Company’s business combination transaction, including a prepaid forward transaction entered into in connection therewith, (ii) modified certain financial covenant definitions and calculations, including the Consolidated Fixed Charge Coverage Ratio, and (iii) updated certain collateral and administrative provisions of the Credit Agreement.

On April 28, 2026, Suncrete and certain of Suncrete’s subsidiaries entered into a fourth amendment (the “Fourth Amendment”) to the Credit Agreement. The Fourth Amendment, among other things, permits the consummation of certain acquisitions, including the joinder to the Amended Credit Agreement of Purchaser Holdco, which was formed in connection with the Hope Acquisition.

On April 28, 2026, Suncrete, through its subsidiaries, completed the acquisition of 100% of the membership interests of Hope Concrete, LLC, a Texas limited liability company and its subsidiaries, Lafayette Concrete Division LLC, a Louisiana limited liability company, and Baton Rouge Concrete Division LLC, a Louisiana limited liability company (collectively, the “Hope Companies”) pursuant to a Membership Interest Purchase Agreement with the sellers. Total consideration consisted of (i) 220,007 shares of the Suncrete’s Class A common stock issued to one seller, (ii) 69,511 shares of nonvoting Class B common stock of a subsidiary of Suncrete issued to another seller, exchangeable for an aggregate of 695,110 shares of the Suncrete’s Class A common stock, and (iii) approximately $39.4 million in cash, subject to customary adjustments.

On April 29, 2026, Suncrete, through its subsidiaries, completed the acquisition of 100% of the membership interests of a ready-mix concrete company in Louisiana. Total consideration consisted of (i) approximately $31.0 million in cash paid at closing, (ii) 259,291 shares of Suncrete’s Class A common stock issued to the sellers and (iii) contingent earnout consideration of up to $10.0 million based on the achievement of specified performance targets over a five-year period following closing. The earnout may be paid, at Suncrete’s election, in cash or shares of the Suncrete’s Class A common stock, subject to certain limitations.

On May 6, 2026, Suncrete, through its subsidiary Hope Concrete, LLC, completed the acquisition of 100% of the membership interests of Nelson Bros. Ready Mix, LLC, a Texas limited liability company and its subsidiary, R & R Trucking LLC, a Texas limited liability company (collectively, the “Nelson Companies”) pursuant to a Membership Interest Purchase Agreement with the sellers. Total consideration consisted of (i) 1,296,456 shares of Suncrete’s Class A common stock issued to the sellers and (ii) approximately $42.3 million in net cash paid at closing. In addition, the sellers may receive contingent earnout consideration of up to $18.0 million based on the achievement of certain trailing twelve-month materials spread targets during the five-year period following closing, with up to 50% of any earnout payable, at Suncrete’s election, in shares of the Company’s Class A common stock, subject to applicable limitations.

At the time these unaudited condensed consolidated financial statements were issued, the initial accounting for these business combinations was incomplete. As a result, certain disclosures, including the preliminary purchase price allocation and related pro forma information, have not been finalized.

The Company has evaluated subsequent events through May 15, 2026, the date these financial statements were issued, and has disclosed all material events that occurred subsequent to March 31, 2026.